NIEW INDUSTRIES INC.
(A Development Stage Company)

BALANCE SHEETS (UNAUDITED)
(Expressed in US Dollars)


                     		                   December 31,
		                                  1999		            1998
                                    _______________________
ASSETS

Current assets
	Cash	                            $ 	9,491	         $	25,962
	Receivables		                       1,156		          35,341
	Investment tax credits refundable		52,290		          42,779
	Prepaid expenses	    	              3,452	    	       1,329
                                  ___________      ______________
	                                   66,389		         105,411
Fixed assets	    	                   8,504	    	       7,329
                                  ___________      ______________
		                                $	74,893	        $	112,740
		    		    	                     ===========      ==============

LIABILITIES

Current liabilities
	Accounts payable	                $ 	6,155	        $  	4,826
	Accrued liabilities	    	           5,430	    	       3,000
                                  __________       ______________
	                                   11,585	    	       7,826

Loans payable (Note 4)	    	        62,585	              -

Loan payable to related party	    	 16,970	              -

Advances from stockholders and
directors (Note 5)	    	            38,737	    	     380,949

Advances from Global Innovative
Systems Inc. (Note 6)	    	        414,302	              -
                                  __________       _______________
		    	                            544,179	    	     388,775


STOCKHOLDERS' DEFICIT

Common stock (Note 7)		              1,404		           3,265

Accumulated other comprehensive income Foreign
currency translation (loss) gain    (4,305)		         10,489

Deficit accumulated in the
development stage	                (466,385)	        (289,789)
                                  __________       _______________
		                                (469,286)	        (276,035)
                                  __________       _______________
		                                $	74,893	        $	112,740
		    		    	                     ==========       ===============

The accompanying notes are an integral part of these financial statements

NIEW INDUSTRIES INC.
(A Development Stage Company)

STATEMENT OF OPERATIONS (UNAUDITED)
(Expressed in US Dollars)

                    January 15, 1997
                    (incorporation) to
                    December 31, 1999   Three months ended December 31,
                	   Cumulative            1999                1998
__________________________________________________________________________

EXPENSES
Accounting, audit and legal
                   $ 	23,834	         $  	6,451	        $     	689
Automotive    		      15,725		              615		            1,996
Bank charges and interest
                       3,430		            1,726		               67
Depreciation		         3,550		              510		              429
Insurance		           11,531		            1,659		            1,135
Office and supplies		  3,813		              727		              146
Rent		                11,537		               68		            2,756
Research and development
costs (Note 8)       339,689		           16,938		           20,295
Telephone		            7,969		            1,136		            1,437
Travel	    	          15,370	    	          220	    	          490
                    __________          __________        ___________
LOSS BEFORE OTHER ITEMS
         	          (436,448)	          (30,050)	          (29,440)
                    __________          __________        ___________
OTHER ITEMS
Interest income		      3,480		            2,675		               25
Loss on terminated proposed
business acquisition (Note 9)
                     (33,417)	          (33,417)	               -
                    _________           __________        ____________
                     (29,937)	          (30,742)	           	   25
                    _________           __________        ____________
NET LOSS FOR THE PERIOD
                  $ (466,385)	       $  (60,792)	       $  (29,415)


The accompanying notes are an integral part of these financial statements

NIEW INDUSTRIES INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT
(UNAUDITED)
(A DEVELOPMENT STAGE COMPANY)
(EXPRESSED IN US DOLLARS)

                          																							 Deficit
																			                 Foreign       Accumulated
																			                 Currency		    in the		       Total
																			                 Translation   Development    Stockholders'
										      Shares			 Amount    Adjustments	  Stage		        Deficit
             ________    ________  ____________   ____________   ____________

Initial capitalization of
the company on January 15, 1997
                 100		    $  		67	  $  	-		      $	  	-		       $  		 67

Common stock issued at $1 Can.
April 15, 1998
               4,900			  	  3,198		  		 -		  		       -		  	       3,198
             ________   _________    ___________  ___________   ____________
               5,000				    3,265		  		 -		  		       -		  	       3,265

Net loss for the year
                        																-		        (260,374)	   (260,374)

Foreign currency translation adjustments
                    				  					  				  	  8,588		  		 -		  	       8,588
             _______    __________    __________  __________    ____________

Comprehensive loss														  	       8,588		  (260,374)	   (251,786)

             _______    __________    __________  ___________    ___________
Balance September 30, 1998
              5,000				     3,265		  	    8,588		  (260,374)	   (248,521)

Net loss for the year
																                          -		      (145,219)	   (145,219)

Foreign currency
translation adjustments													    (14,339)	  		 -		        (14,339)

Total comprehensive loss												    (14,339)	  (145,219)	   (159,558)
										  	_______    __________    ___________  __________   ____________

Balance, September 30, 1999
     						   5,000				     3,265			     (5,751)	  (405,593)    (408,079)
             _______    __________    ___________  ___________  ____________

Net loss for the period																	            (60,792)     (60,792)

Common stock redeemed at $1 Cdn. on October 31, 1999
             (2,850)			    (1,861)		       -		         -		        (1,861)

Foreign currency translation
adjustments     -					        -	 	        1,446		       -	         1,446

Total comprehensive loss
         			  		-					        -	 	        1,446		   (60,792)     (61,207)

Balance, December 31, 1999
              2,150			   $  1,404		    $ (4,305)	 $(466,385)   $(469,286)
           ==========    =========     =========  ===========  =========

The accompanying notes are an integral part of these financial statements

NIEW INDUSTRIES INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS (UNAUDITED)
(Expressed in US Dollars)

                         January 15, 1997
                         (incorporation) to
                         December 31, 1999    Three months ended December 31,
                     	   Cumulative                1999                1998
                         ____________________________________________________

CASH PROVIDED BY (USED IN)
Operating
Net loss for the period	  $ (466,385)	          $  (60,792)	       $  (29,415)
Non cash item
Depreciation		                 3,550		                 510		              429
(Increase) decrease in assets
Receivables	                  (1,156)	                 (56)	           (1,886)
Investment tax credits refundable
               	             (52,290)		             44,846                -
Prepaid expenses	             (3,452)		              1,682		            1,279
Increase (decrease) in liabilities
Accounts payable		             6,155	               (8,294)	           (3,754)
Accrued liabilities	    	      5,430	                  -		                -
                           ____________           ____________       _________
                            (508,148)	             (22,104)	          (33,347)

Financing
Loan payable to related party
                              16,970	              (17,068)	              -
Loans payable		               62,585		              62,585	               -
Advances from (to) stockholders and directors
                              38,737	              (14,318)		          52,850
Issuance (redemption) of common stock
                               1,404	               (1,861)	              -
Advances from Global Innovative Systems Inc.
                             414,302	                 -		                 -
                            ___________           ___________         ________
                             533,998	    	          29,338	    	       52,850

Investing
Purchase of fixed assets
	                           (12,090)	                 -		                (324)
                            ___________            __________         ________
INCREASE IN CASH		           13,760		                7,234		           19,179

EFFECT OF FOREIGN EXCHANGE ON CASH
                             (4,269)		               1,446		            1,955

CASH AT BEGINNING OF PERIOD     -		    	               811	    	        4,828

CASH AT END OF PERIOD	      $	9,491	               $	9,491	          $	25,962

The accompanying notes are an integral part of these financial statements

NIEW INDUSTRIES INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
(Expressed in US Dollars)

December 31, 1999 and 1998


1.	UNAUDITED FINANCIAL STATEMENTS

The interim financial statements for the three month periods ended December 31, 1999 and 1998 included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information, contained therein. It is suggested that these interim financial statements be read in conjunction with the financial statements of the Company for the years ended September 30, 1999 and 1998 and the notes thereto included in the company's registration on Form 10-SB. The Company follows the same accounting policies in preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.



2.	NATURE OF BUSINESS AND CONTINUING OPERATIONS

Niew Industries Inc. was incorporated on January 15, 1997 under the British Columbia Company Act. The Company was inactive until
March 23, 1998 when it began the development of a twin rotating asphalt mixing system. To date, this has been the company's only activity. These financial statements are expressed in US dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at December 31, 1999, the Company has accumulated operating losses of $466,385 since its inception. The continuation of the Company is dependent upon the continuing financial support of creditors and stockholders and obtaining long term financing as well as achieving a profitable level of operations through the successful development of the twin rotating asphalt mixing system. Subsequent to the period, the Company was acquired by Global Innovative Systems Inc., a Nevada company in the process of obtaining an over-the-counter listing in the United States. It is the intention of the management of Global to raise a new equity financing of approximately $1,500,00 within the upcoming year. Amounts raised will be used to complete the development of the twin rotating asphalt mixing system and then proceed into a stage of commercial production. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

NIEW INDUSTRIES, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) - Continued
(Expressed in US Dollars)

December 31, 1999 and 1998

3.	NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities on the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecaster transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.
SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 2000. Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly the Company does not expect adoption of the new standards on October 1, 2000, to affect its financial statements.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," ("SOP 98-5") which provides guidance on the ifnancial reporting of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with initial adoptoion reported as the cumulative effect of a change in accounting principle. Adoption of this standard did not have a material effect on the financial statements.

4.LOANS PAYABLE

During the period, the Company recieved advances totaling $62,585. These advances do not bear interest and have no specific terms of repayment.
The lendershave indicated that they do not expect to request repayment within the next fiscal year. Consequently, the amount has been classified as a non-current liability.

5. ADVANCES FROM STOCKHOLDERS AND DIRECTORS

The advances are unsecured, do not bear interest and have no specific terms of repayment. The stockholders and directors have indicated that they do not expect to request repayment within the next fiscal year. Consequently, the amount has been classified as a non-current liability.

NIEW INDUSTRIES, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)-CONTINUED
(Expressed in U.S. Dollars)

December 31, 1999 and 1998


6.	ADVANCES FROM GLOBAL INNOVATIVE SYSTEMS INC.

In connection with the share purchase agreement (Note 10), Global acquired advances made to the Company by previous stockholders. The advances do not bear interest and have no specific terms of repayment.

7.	COMMON STOCK

	Authorized:
		10,100 common shares without par value

	Issued:
																					                               1999				     1998
                                                __________     ________
2,150 common shares (1998 - 5,000)								      $		1,404			  $		3,265


During the period, 2,850 shares were redeemed for cash consideration of $1,861.



8.	RESEARCH AND DEVELOPMENT COSTS

The company is in the process of developing a twin rotating asphalt mixing system. Costs incurred to date consist of the following:

                    January 15, 1997
                    (incorporation) to            Three months ended
	                   December 31, 1999                 December 31,
                    Cumulative                  1999                  1998
                    ________________________________________________________

Materials and supplies
                    $	274,528	                 $ 	5,818	           $ 	13,061
Salaries and benefits
                      138,436		                   3,082		              3,384
Patent applications		  22,211		                   8,038	    	          3,850
Investment tax credits recovered
                      (95,486)	                     -		                  -
                    _____________            _____________        ___________

                  		$	339,689	                 $	16,938	            $	20,295
                    ==============           =============        ===========

NIEW INDUSTRIES INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) - Continued
(Expressed in US Dollars)

December 31, 1999 and 1998


9.	  LOSS ON TERMINATED PROPOSED BUSINESS ACQUISITION

During the period, the Company advanced funds in anticipation of the acquisition of a business. The directors have reassessed the proposed acquisition and have chosen to abandon it. As a result, the advances have been written off.

The company to which the funds were advanced and Global Innovative Systems Inc. have one common director.


10.  SUBSEQUENT EVENT

By agreement dated December 1, 1999, Global Innovative Systems Inc., a Nevada corporation, agreed to acquire 100% of the issued and outstanding shares of the company. The acquisition is to be effective on January 31, 2000. Global is currently inactive with its only asset being approximately $35,000 in cash at the date of acquisition.

Terms of the share exchange agreement have global acquiring the Company's stock in exchange for 12 million shares of Global. Upon closing the acquisition, the transaction will be accounted for using the purchase method of accounting as a reverse acquisition. Following reverse acquisition accounting, consolidated financial statements subsequent to closing of the acquisition will be presented as a continuation of the Company. The operations of Global will be consolidated with those of the company from the date of acquisition.

Global Innovative Systems Inc. will be making an application to the United States Securities and Exchange Commission to register its common stock.

11.	  COMMITMENT

By agreement dated November 8, 1999, the company agreed to purchase a license entitling it to manufacture a component known as a "Portable Overhead Bin". This component will be part of the twin rotating asphalt mixing system that is currently being developed by the Company. To acquire the license, the Company is required to pay a one time payment of $75,000 in Canadian dollars, $30,000 to be paid by March 31, 2000 and the balance to be paid by August 31, 2000. In addition, the company will be required to pay a royalty based on the number of units manufactured in a calendar year. The minimum royalty is $10,000 Canadian for 2000 and $20,000 Canadian for 2001 and thereafter.

NIEW INDUSTRIES INC.
(A Development Stage Company)

SEPTEMBER 30, 1999




                            																														 Page

AUDITORS' REPORT																							                    	1

COMMENTS BY AUDITOR FOR U.S. READERS
   ON CANADA-U.S. REPORTING DIFFERENCE														        2

FINANCIAL STATEMENTS

     Balance Sheet																										                3

     Statements of Operations																						         4

     Statements of Changes in Stockholders' Deficit									5

     Statements of Cash Flows			         																			6

     Notes to Financial Statements																	    7 - 12

AUDITORS' REPORT

To the Stockholders
Niew Industries Inc.
(A Development Stage Company)



We have audited the balance sheets of Niew Industries Inc., (A Development Stage Company), as at September 30, 1999 and 1998, the statements of changes in stockholders' deficit for the years then ended and the statements of operations and cash flows for the years then ended and for the cumulative period from January 15, 1997 (incorporation) to September 30, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted standards for auditing in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at September 30, 1999 and 1998 and the results of operations and its cash flows for the years then ended and for the cumulative period from January 15, 1997 (incorporation) to September 30, 1999, in accordance with generally accepted accounting principles in the United States.



Burnaby, B.C., Canada														Chartered Accountants
December 7, 1999

COMMENTS BY AUDITOR FOR U.S. READERS
ON CANADA - U.S. REPORTING DIFFERENCE


In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the stockholders dated December 17, 1999 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.



Burnaby, B.C., Canada																Chartered Accountants
December 7, 1999

NIEW INDUSTRIES INC
(A Development Stage Company)

BALANCE SHEETS (UNAUDITED)
(Expressed in US Dollars)


                            		                September 30,
		                                       1999  		           1998
                                      __________        ____________
ASSETS

Current assets
	Cash	                                 $   	811	          $   	4,828
	Receivables (Note 9)		                   1,100		             33,455
	Investment tax credits refundable (Note 2)
                                         97,136		             42,779
	Prepaid expenses	     	                  5,134	    	          2,608
                                      __________        _____________
                                        104,181		             83,670

Fixed assets (Note 3)	    	               9,050	    	          7,488

		                                    $	113,231	           $ 	91,158


LIABILITIES

Current liabilities
	Accounts payable	                    $ 	14,449	           $  	8,580
	Accrued liabilities	    	                5,430	    	          3,000
                                   ________________      _______________
		    	                                  19,879	    	         11,580

Loan payable to related party (Note 4)
                                   	    	34,074	                 -

Advances from stockholders (Note 5)	   	467,357	    	        328,099
                                   ________________      _______________
                                        521,310	    	        339,679


STOCKHOLDERS' DEFICIT

Common stock (Note 6)		                   3,265		              3,265

Accumulated other comprehensive income
	Foreign currency translation (loss) gain
                         	               (5,751)		             8,588

Deficit accumulated in the development stage
                                       (405,593)	           (260,374)
                                   _______________       ________________
                                       (408,079)	           (248,521)

		                                    $	113,231	            $	91,158
The accompanying notes are an integral part of these financial statements

NIEW INDUSTRIES INC.
(A Development Stage Company)

STATEMENT OF OPERATIONS (UNAUDITED)
(Expressed in US Dollars)

                         January 15, 1997
                         (incorporation) to
	                        September 30, 1999          Year ended September 30,
	                    	   Cumulative                1999                 1998
                        _____________________________________________________
EXPENSES
Accounting, audit and legal
                         $  	17,383	           $  	11,539	        $   	5,844
Automotive		                 15,110		              11,113		            3,997
Bank charges and interest		   1,704		               1,528		              176
Depreciation		                3,040		               2,203	  	            837
Insurance		                   9,872		               5,018		            4,854
Licenses, dues and subscriptions
                                165		                  97		               68
Office and supplies		         2,921		               1,962		              959
Rent		                       11,469		               3,027		            8,442
Research and development (Note 7)
                            322,751		              88,602		          234,149
Telephone		                   6,833		               5,563	 	           1,270
Travel	    	                 15,150	    	          14,643	    	          507
LOSS BEFORE OTHER ITEM     (406,398)	            (145,295)	         (261,103)

OTHER ITEM
Interest income	    	           805	    	              76	    	          729

NET LOSS FOR THE PERIOD	$  (405,593)	          $ (145,219)	       $ (260,374)
                        ================      ================   ============

The accompanying notes are an integral part of these financial statements

NIEW INDUSTRIES INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT
(A DEVELOPMENT STAGE COMPANY
(EXPRESSED IN US DOLLARS)

                       																							 Deficit
																			              Foreign       Accumulated
																			              Currency		    in the		       Total
																			              Translation   Development    Stockholders'
											    Shares		 Amount 		Adjustments	  Stage      	   Deficit
              ________  _______  ____________ _____________  ______________

Initial capitalization of the company of January 15, 1997
           							100		$   		67		 $		  -		     $		   -		      $	    	67

Common stock issued at $1 Can. April 15, 1998
   					        4,900 	  	3,198		  		  -		  		       -		  	       3,198
              ________  ________  ____________ _____________ ______________
                5,000				 3,265		  	  	-		  		       -		  	       3,265

Net loss for the year		  														-		        (260,374)	   (260,374)

Foreign currency
translation adjustments			   			  	  8,588		  		     -		  	       8,588

Comprehensive loss														  	  8,588		      (260,374)	   (251,786)

Balance September 30, 1998
                5,000				  3,265			  8,588		      (260,374)	   (248,521)

Net loss for the year  																-	         (145,219)	   (145,219)

Foreign currency
translation adjustments					  		    (14,339)	  	 	    -		       (14,339)

Total comprehensive loss	   				    (14,339)	     (145,219)	   (159,558)


Balance, September 30, 1999
        						  5,000			 	  3,265		 	(5,751)      (405,593)    (408,079)
              ==========  ========  =========   =============  ==========

The accompanying notes are an integral part of these financial statements

NIEW INDUSTRIES INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS (UNAUDITED)
(Expressed in US Dollars)

                        January 15, 1997
                        (incorporation) to
	                       September 30, 1999        Year ended September 30,
	                   	   Cumulative             1999                    1998
                    _________________________________________________________

CASH PROVIDED BY (USED IN)
Operating
Net loss for the period	 $ (405,593)	      $ (145,219)           $ (260,374)

Non cash item
Depreciation		                3,040		           2,203		                 837
(Increase) decrease in assets
Receivables	                 (1,100)		         32,355	              (33,455)
Investment tax credits refundable
              	             (97,136)          (54,357)	             (42,779)
Prepaid expenses	            (5,134)	          (2,526)	              (2,608)
Increase (decrease) in liabilities
Accounts payable		           14,449		           5,869		               8,580
Accrued liabilities	    	     5,430	    	       2,430	    	           3,000
                      _______________________________________________________
		                         (486,044)	        (159,245)	            (326,799)
Financing
Loan payable to related party
                             34,074		          34,074	                 -
Advances from stockholders	 467,357		         139,258		             328,099
Issuance of common stock	    	3,265	              -		    	            3,198
                      ______________________________________________________

                           	504,696	    	     173,332	    	         331,297
Investing
Purchase of fixed assets	   (12,090)	          (3,765)	              (8,325)

INCREASE (DECREASE) IN CASH		 6,562		          10,322	               (3,827)

EFFECT OF FOREIGN EXCHANGE ON CASH
             	               (5,751)          (14,339)	 	             8,588

CASH AT BEGINNING OF PERIOD    -		    	         4,828	    	              67

CASH AT END OF PERIOD	         	811		             811		               4,828
		    		    		    	       ===============    ===============    =============

The accompanying notes are an integral part of these financial statements

NIEW INDUSTRIES INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
(Expressed in US Dollars)

September 30, 1999 and 1998


1.	NATURE OF BUSINESS AND CONTINUING OPERATIONS

Niew Industries Inc. was incorporated on January 15, 1997 under the British Columbia Company Act. The company was inactive until March
23, 1998 when it began the development of a twin rotating asphalt mixing system. To date this has been the Company's only activity. These financial statements are expressed in US dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at September 30, 1999, the Company has accumulated operating losses of $405,593 since its inception. The continuation of the Company is dependent upon the continuing financial support of creditors and stockholders and obtaining long term financing as well as achieving a profitable level of operations through the successful development of the twin rotating asphalt mixing system. As disclosed in Note 10, The Company has been acquired by Golobal Innovative Systems, Inc., a Nevada company in the process obtaining an over-the-counter listing in the United States.
It is the intention of the management of Global to raise new equity financing of approximately $1,500,000 within the upcoming year. Amounts raised will be used to complete the development of the twin rotating asphalt mixing system and thene proceed into a stage of commerical production. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.


2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investment Tax Credit:    The Company has made application to the
Canada Customs and Revenue Agency to claim for refundable investment tax credits related to their research and development activities. The tax credits are earned by incurring expenditures that qualify for this credit under the Income Tax Act of Canada. The Company's estimate of the amount recoverable is shown in the financial statements as investment tax credits refundable. The estimate is based on the Canada Customs and Revenue Agency's current assessing practices and the accrual for 1999 has not yet been subject to audit by the Canada Customs and Revenue Agency. Once the application is audited by the Canada Customs and Revenue Agency, it is reasonably possible the estimate could change materially.

Depreciation:    Fixed assets are recorded at cost and are depreciated
over their estimated useful lives as follows:

													                Rate per annum

	Office equipment	           20% declining balance basis
	Machinery and equipment	    20% declining balance basis
	Automotive equipment	       30% declining balance basis

NIEW INDUSTRIES INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) - Continued
(Expressed in US Dollars)

September 30, 1999 and 1998


2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Foreign Currency Translation:    As a Canadian company operating solely
in Canada, its functional currency is the Canadian dollar. These financial statements have been translated into United States dollars for consistency with other registrants of the Securities and Exchange Commission ("SEC") in the United States. As a result, the assets and liabilities have been translated at the exchange rate in effect at the balance sheet date, and revenues and expenses have been translated at the average exchange rate for the year. Gains or losses on translation are deferred as a separate component of stockholders' deficit.

Research and Development Costs:    Expenditures on research and
development are charged to expense when incurred. Research and development costs consist of the cost of materials and services consumed, salaries and wages of personnel directly engaged in research and development and the costs of patent applications. The cost of the research and development is reduced by any investment tax credits received.

Use of Estimates:    The preparation of financial statements in conformity
with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the recognized amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes:    The Company follows the provisions of Statement of
Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in whichthe differences are expected to reverse.

Comprehensive Income:    The company has adopted SFAS No. 130.  "Reporting
Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Changes in Stockholders' Deficit. Comprehensive income is comprised of net income
(loss) and all changes to stockholders' deficit except those resulting from investments by owners and distributions to owners.

New Accounting Pronouncements:    In June 1998, the Financial Accounting
Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities on the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability that are attributed to the hedged risk or
(ii) the earnings effect of the hedged forecasted transaction. For the derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 2000.

NIEW INDUSTRIES INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) - Continued
(Expressed in US Dollars)

September 30, 1999 and 1998

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standards on October 1, 2000 to affect its financial statements.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", (SOP 98-5") which provides guidance on the financial reporting of start-up activities and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred.
SOP 989-5 is effective for fiscal years beginning after December 15, 1998 with initial adoption reported as the cumulative effect of a change in accounting principle. Adoption of this standard would not have a material effect on the financial statements.

3.	FIXED ASSETS
      																				Accumulated            Net Book Value
						     Cost     	     Depreciation	      1999				        1998
      --------------    -----------------   --------       ---------
Office equipment
        $  	270	             $   	76	       $   	194	      $   	233
Machinery and equipment
          8,406		              1,983		         6,423		        5,590
Automotive equipment
     	   	3,476	   	           1,043	   	      2,433	   	     1,665

		     $	12,152	             $	3,102	        $	9,050	       $	7,488
		   	==============      ============    =============   =============


4.	LOAN PAYABLE TO RELATED PARTY

During the year ended September 30, 1999, the Company borrowed $34,074 from a person related to one of the directors and paid him interest of $1,331 during the year. The loan is unsecured and is without specific terms of repayment. Interest is payable at the prime rate of the bank that provided the funds to the related party. The lender has indicated that he does not expect to request repayment during the next fiscal year, therefore the amount has been classified as other than a current liability.

5.	ADVANCES FROM STOCKHOLDERS

Of the advances, $450,457 does not bear interest, the balance of $16,900, will receive a 10% bonus when repaid. The advances are unsecured and have no specific terms of repayment. The stockholders have indicated that they do not expect to request repayment within the next fiscal year. Consequently, the amount has been classified as a non current liability. Subsequent to the year end the advances of $16,900 were repaid in full.
In addition, $413,998 of the remaining advances were acquired by Global Innovative Systems, Inc., in connection with the share exchange agreement (Note 10).

NIEW INDUSTRIES INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) - Continued
(Expressed in US Dollars)

September 30, 1999 and 1998

6.	COMMON STOCK

	Authorized:
		10,100 common shares without par value

	Issued:
                  																				        1999				          1998
                                         ---------------------------------

		  5,000 common shares												        $		3,265		         $		3,265
									                               ==============     ===============

During 1998, 4,900 shares were issued for cash consideration of $3,198.

Subsequent to September 30, 1999, 2,850 shares were redeemed for cash consideration of $1,861.

7.	RESEARCH AND DEVELOPMENT COSTS

The company is in the process of developing a twin rotating asphalt mixing system. Costs incurred to date consist of the following:

									          January 15, 1997
                   (incorporation) to
	                  September 30, 1999              Year ended September 30,
	              	   Cumulative                 1999                     1998
                  -----------------------------------------------------------

Materials and supplies
                   $ 	268,710	            $ 	44,627	            $ 	224,083
Salaries and benefits
                      135,354		              85,782		               49,572
Patent and applications
                       14,173		               9,443		                4,730
Investment tax credits recovered
                      (95,486)	             (51,250)	              (44,236)
                  ------------------     ---------------     ---------------
  		               $ 	322,751	           $  	88,602	            $ 	234,149
                  ==================     ===============     ===============

NIEW INDUSTRIES INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) - Continued
(Expressed in US Dollars)

September 30, 1999 and 1998

8.	INCOME TAX INFORMATION

The Company has operating losses of $77,684 available to be carried forward to reduce taxable income of future years expiring as follows:

								2004										                        $  	22,578
								2005										                           	55,105

The Company has undeducted expenditures for tax purposes of $359,843 available to be carried forward indefinitely to reduce taxable income of future years.

The tax effect of temporary differences that give rise to the Company's deferred tax assets (liabilities) are as follows:

             																						      1999				        1998

Tax loss carryforwards	             $ 	34,842	      $ 	10,300
Undeducted expenses		                 164,160		       125,331
Fixed assets		                          1,387		           382
Patents		                               6,466		         2,158
Investment tax credits	               (23,380)	       (20,181)
Valuation allowance	                 (183,475)	      (117,990)

		                                  $    -		        $    -
                                   ============  ===============

The provision for income taxes differs from the amount computed using the federal statutory income tax rate as follows:

                                   		       Year ended September 30,
		                                           1999	              1998
                                         -------------------------------

Benefit at Federal Canadian statutory rate	 $  (41,800)	    $  (75,315)
Benefit at Provincial statutory rate	          (23,685)	       (42,675)
Increase in valuation allowance	    	           65,485	    	   117,990

		                                          $     -		       $    -
		                                        ==============  ===============

NIEW INDUSTRIES INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
(Expressed in US Dollars)

September 30, 1999 and 1998


8.       INCOME TAX INFORMATION - Continued

The company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management's judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current income.

9.       RELATED PARTY TRANSACTIONS

As of the year ended September 30, 1998, the company had advanced
$27,827 to directors of the Company. During the current year, these advances were repaid by the Directors.

10.    SUBSEQUENT EVENT

By agreement dated December 1, 1999, Global Innovative Systems Inc., a Nevada corporation, agreed to acquire 100% of the issued and outstanding shares of the Company. The acquisition is to be effective on January 31, 2000. Global Innovative Systems Inc. is currently inactive with its only asset being approximately $35,000 in cash at the date of acquisition.

Terms of the share exchange agreement have Global acquiring the company's stock in exchange for 12 million shares of Global. Upon closing the acquisition, the transaction will be accounted for using the purchase method of accounting as a reverse acquisition. Following reverse acquisition accounting, consolidated financial statements subsequent to closing of the acquisition will be presented as a continuation of the Company. The operations of Global will be consolidated with those of the company from the date of acquisition.

Global Innovative Systems Inc. will be making an application to the United States Securities and Exchange Commission to register its common stock.

11.    FAIR VALUE OF FINANCIAL STATEMENTS

The carrying value of the Company's financial instruments, including cash, receivables, accounts payable and accrued liabilities at September 30, 1999 approximate their fair values due to the short term nature of these financial assets and liabilities.

The fair value of loans payable to shareholders and related parties is not practicable to determine.


In accordance with Section 12 of the Securities and Exchange Act of 1934, the Company caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Global Innovative Systems, Inc.
By:
/s/ Helge Freudentheil
Helge Freudentheil, President (Chief Executive Officer) and Director
April 7, 2000

/s/ Ken Bergestad
Ken Bergestad, Vice President and Director
April 7, 2000

/s/ Walter Niemi
Walter Niemi, Secretary, Treasurer (Chief Fiancial Officer) and Director April 7, 2000

/s/ Robert Stark
Robert Stark, Vice President and Director
April 7, 2000